Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 17, 2024 in the Registration Statement on Amendment No. 7 to Form F-1 (File No. 333-275665), under the Securities Act of 1933 with respect to the consolidated statements of financial positions of COR3 & Co. (Holdings) Limited and its subsidiaries (collectively the “Company”) as of March 31, 2022, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity, and cash flows in each the years in the three-year period ended March 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

San Mateo, California	WWC, P.C.
April 28, 2025	Certified Public Accountants
PCAOB ID: 1171